CINGULAR WIRELESS LLC

Exhibits - Certificate of Amendment of Restated Certificate of Incorporation of Cingular Wireless Corporation dated October 27, 2004.

Exhibit 99.1.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CINGULAR WIRELESS CORPORATION

     Cingular Wireless Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1.      The name of the corporation is Cingular Wireless Corporation.

     2.      The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the relevant definitions of Article Eighth thereof and by substituting in lieu of said definitions of Article Eighth the following new definitions of Article Eighth:

“Business” shall mean (a) the acquisition, development, ownership and operation of businesses engaged in the Domestic provision of mobile wireless voice and data services to the public utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Satellite Services, and Paging Services in Puerto Rico and the U.S. Virgin Islands, (b) the acquisition, development, ownership and operation of businesses engaged in the Foreign provision of mobile wireless voice and data services to the public utilizing frequencies licensed by the respective Foreign Authority for such services, (c) business activities customarily ancillary to the provision of any of the foregoing services, and (d) the provision of a Package.

“Corporation” shall mean Cingular Wireless Corporation, a Delaware corporation, or any successor entity thereto.

“Executive Officer” shall mean the chief executive officer, the chief operating officer and the chief financial officer, and individuals whose job requires them to report directly to any of the foregoing Persons.

“Operating Company” shall mean Cingular Wireless LLC, a Delaware limited liability company, or any successor entity thereto.

“Package” shall mean the marketing, sale, resale, or any other mode of selling a package of services, comprised of (x) one or more of Cellular Service, PCS Service and/or Wireless Data Service, and business activities customarily ancillary to the provision of any of the foregoing services, in combination, whether for a single price or otherwise, with (y) any other Telecom Service (or other product or service) of a third party (which may be provided by SBC, BellSouth or their respective Subsidiaries and Affiliates).

“Telecom Services” shall mean any of the following products or services: (a) Advanced Services, Information Service, InterLATA Service, Telephone Exchange Service, Electronic Publishing Service, or any other Telecommunications Service (other than Cellular Service, Paging Service, PCS Service and/or Wireless Data Services; (b) all current and future ancillary services offered in conjunction with any of the services listed in (a), including, but not limited to, voice mail, caller ID, call waiting, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) security services, virtual private networks and associated CPE; and (d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and the PSTN (including IP telephony, IP fax, unified messaging and Internet call waiting and associated CPE). For the purpose of this definition, the terms Information Service, InterLATA Service, Telephone Exchange Service and Telecommunications Service each have the meaning set forth in Section 3 of the Communications Act and the term Electronic Publishing Service has the meaning set forth in Section 274(h) of the Communications Act.

“Wireless Business” shall mean a business engaged in (a) the provision of mobile wireless voice and data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Paging Service in Puerto Rico and the U.S. Virgin Islands and Satellite Services and (b) the Foreign provision of mobile wireless voice and data services to the public utilizing frequencies licensed by the respective Foreign Authority for such services.

     3.      The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new definitions in appropriate alphabetical order in Article Eighth thereof:

“Foreign” shall mean Anguilla, Antigua, Barbados, Bermuda, the Cayman Islands, Curacao, Dominica, French West Indies, Grenada, Jamaica, St. Kitts, St. Lucia, St. Vincent such other countries as approved from time to time by the Board or the Strategic Review Committee.

“Foreign Authority” shall mean any governmental or regulatory authority, agency, commission, body or other similar entity that licenses the use of radio spectrum for mobile voice and data services in a Foreign country.

     4.      The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the definition of “Part 27 Service” in Article Eighth thereof.

     5.      The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out of Schedule Fifth, clause (j)(2) thereof and by substituting in lieu of said Schedule Fifth, clause (j)(2) the following new Schedule Fifth, clause (j)(2):

     2.      Officers. Appointment of the Executive Officers, the successors to any Executive Officers and any removal of and the compensation for any Executive Officer.

     6.      The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out of Schedule Fifth, clause (j)(11) thereof and by substituting in lieu of said Schedule Fifth, clause (j)(11) the following new Schedule Fifth, clause (j)(11):

     11.      Dealings with Affiliates. The Corporation or any of its Subsidiaries entering into any transaction, agreement or arrangement (or series of related transactions, agreements or arrangements) with any Ultimate Parent Entity, or affiliate of an Ultimate Parent Entity (other than the Corporation and its Subsidiaries) involving aggregate consideration in excess of $2,500,000 or more in the aggregate, except for any such agreement for the acquisition of goods and services pursuant to any tariff or other rate approved by a governmental or regulatory authority, court, agency, commission, body or other similar governmental entity and except as expressly contemplated by an Ancillary Agreement.

     7.      The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed on this 27th day of October, 2004.

APPROVED:	/s/ Carol L. Tacker

/s/ CLT ATTORNEY	Carol L. Tacker Vice President, Assistant General Counsel and Corporate Secretary